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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)
INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO RULE 13d-2(b)

Under the Securities Exchange Act of 1934
(Amendment No. 3)*

Perot Systems Corporation
(Name of Issuer)
Class A Common Stock
(Title of Class of Securities)
714265 10 5
(CUSIP Number)
December 31, 2006
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	714265 10 5	Page	2	of	3

1	NAMES OF REPORTING PERSONS: Ross Perot

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	USA

	5	SOLE VOTING POWER:

NUMBER OF		44,000

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		29,669,100

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		44,000

WITH:	8	SHARED DISPOSITIVE POWER:

		29,669,100

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	29,713,100

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	25%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	IN

CUSIP No.	714265 10 5	Page	3	of	3

1	NAMES OF REPORTING PERSONS: HWGA, Ltd.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
75-2230653

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☐

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

USA

	5	SOLE VOTING POWER:

NUMBER OF		-0-

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		29,655,000

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0-

WITH:	8	SHARED DISPOSITIVE POWER:

29,655,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

29,655,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

25%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
Item 1.
     (a) Name of Issuer:
                    Perot Systems Corporation
     (b) Address of Issuer’s Principal Executive Offices:
                    2300 West Plano Parkway, Plano, Texas 75075
Item 2.
     (a) Name of Person Filing:
                    HWGA, Ltd.
                    Ross Perot
     (b) Address of Principal Business Office:
                    2300 West Plano Parkway, Plano, Texas 75075
     (c) Citizenship:
                    USA
     (d) Title of Class of Securities:
                    Class A Common Stock
     (e) CUSIP Number:
                    714265 10 5
     Item 3. If this statement is filed pursuant to Rule 13d-1(b) or 13d-2(b), check whether the person filing is a:
                         Not Applicable

Item 4. Ownership

(a) Amount Beneficially Owned:	Ross Perot	29,713,100
	HWGA, Ltd.	29,655,000

(b) Percent of Class:	Ross Perot	25%
	HWGA, Ltd.	25%

(c) Number of shares as to which such person has:

(i) sole power to vote or to direct the vote	Ross Perot	44,000
	HWGA, Ltd.	-0-

(ii) shared power to vote or to direct the vote	Ross Perot	29,669,100
	HWGA, Ltd.	29,655,000

(iii) sole power to dispose or to direct the disposition of	Ross Perot	44,000
	HWGA, Ltd.	-0-

(iv) shared power to dispose or to direct the disposition of	Ross Perot	29,669,100
	HWGA, Ltd.	29,655,000

Item 5. Ownership of Five Percent or Less of a Class	Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person	Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company	Not Applicable

Item 8. Identification and Classification of Members of the Group	Not Applicable

Item 9. Notice of Dissolution of Group	Not Applicable

Item 10. Certification	Not Applicable

SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2007

HWGA, Ltd.

By:	/s/ Ross Perot
Ross Perot
Managing General Partner

/s/ Ross Perot

Ross Perot